Exhibit 99.1

March 3, 2009

President Barack Obama
The White House
Office of the President
1600 Pennsylvania Avenue
Washington, DC 20500

Dear Mr. President:

On behalf of Ocwen Financial Corporation, I applaud you, Secretaries Geithner and Donovan, and your economic team on the adoption of the Homeowner Affordability and Stability Plan and particularly its inclusion of a sweeping loan modification program to assist homeowners with unaffordable mortgages and prevent avoidable foreclosures. We share your view that loan modifications are the key for a lasting solution to the daunting foreclosure crisis – a crisis that lies at the very heart of our nation’s economic problems and threatens millions of families with the loss of their American Dream – their home.

We fully support your new Plan and will work hard to help make it a success.

Sincerely yours,

/s/ William C. Erbey

William C. Erbey

cc:   Secretary Timothy F. Geithner
        Secretary Shaun L.S. Donovan